Exhibit 15

April 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 24, 2006 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three month period ended March 31, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065 and 333-108461), and Form S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874 and 333-101455), and on Form S-4 (No. 333-82049).

Very truly yours,

PricewaterhouseCoopers LLP